Exhibit 91.1

DLH REPORTS SECOND QUARTER FISCAL YEAR 2016 RESULTS

•	Revenues increased 6.6% over prior year second quarter

•	Gross margin improved by 18.1% compared to the prior year second quarter

•	Adjusted EBITDA increased 19.2% over prior year second quarter

•	Cash and cash equivalents $6.9 million; working capital surplus $5.3 million

•	Subsequent to quarter close, DLH acquired Danya International

•	Management to conduct conference call/webcast Wednesday May 18, 2016, at 11:00 a.m. EST

Atlanta, Georgia – May 16, 2016 – DLH Holdings Corp. (NASDAQ: DLHC), a leading provider of innovative healthcare services and solutions to Federal agencies, announces financial results for its second quarter ended March 31, 2016.

Table 1 - Financial Highlights

	Three Months Ended		Six Months Ended
	March 31,		March 31,
($ in thousands, except per share amounts)	2016	2015	2016	2015
Revenue	$16,934	$15,893	$33,493	$31,575
Gross margin	$3,224	$2,730	$6,141	$5,263
Gross margin %	19.0%	17.2%	18.3%	16.7%
Income from operations	$689	$515	$1,071	$774
Other expense, net	$(127)	$(651)	$(702)	$(687)
Tax expense (benefit)	$225	$(54)	$148	$35
Net income (loss)	$337	$(82)	$221	$52
Earnings per share - basic	$0.04	$(0.01)	$0.02	$0.01
Earnings per share - diluted	$0.03	$(0.01)	$0.02	$0.01
Other Data (1)
Adjusted EBITDA	$721	$605	$1,455	$1,161
Diluted EPS on Adjusted EBITDA	$0.07	$0.06	$0.14	$0.12

(1) A reconciliation of GAAP net income and diluted EPS to non-GAAP adjusted EBITDA and EPS is provided below.

Management Discussion

“We are pleased to report another quarter of continued growth in revenue and operating margins over the prior year second quarter", stated DLH President and Chief Executive Officer Zach Parker. "We've improved our gross margin by 18.1% through a combination of effective management of our programs, technology enablers, process improvements, and cost controls. While we continued to focus on executing our core business and growing the Company organically, as many of you know, we moved forward with our strategic plan to accelerate growth through the acquisition of Danya International, which we completed earlier in May. We believe that Danya represents the perfect complement to DLH's culture, services and solutions, and accomplishes many of the strategic goals and objectives that underpin our growth plan. Together, the two companies are not only better positioned to execute on their respective programs and missions, but we believe are also able to leverage the combined capabilities of the ‘new’ DLH to target larger opportunities that would have previously been unavailable to either company standalone", added Mr. Parker.

Kathryn JohnBull, DLH Chief Financial Officer, remarked on the second quarter's financial results: "Our business base is solid and performing well. Operating margins continued to improve over the prior year period, with adjusted EBITDA increasing by 19.2% over prior year second quarter. We continued to generate strong operating cash flow, ending second quarter 2016 with a net cash position of approximately $6.9 million and working capital surplus of approximately $5.3 million. Our strong cash position contributed approximately $5.0 million to finance our acquisition of Dayna International earlier in May 2016, allowing us to obtain financing at very competitive interest rates.

Results of Operations for the three months ended March 31, 2016

Revenues

Revenue for the three months ended March 31, 2016 was $16.9 million, an increase of $1.0 million or 6.6% over prior year quarter. The increase in revenue is due primarily to expansion on existing contracts vehicles resulting from program management and customer satisfaction with our services.

Gross Margin

For the three months ended March 31, 2016, gross margin was approximately $3.2 million, an increase of approximately $0.5 million or 18.1% over prior year quarter on higher revenue and improved performance on contracts. As a percentage of revenue, first quarter gross margin rate of 19.0% increased by 1.8% over prior year quarter. Favorable gross margin results are due principally to increased contribution from more complex contracts, and effective assignment of staff to deliver strong contract performance, with emphasis on improving productivity through application of our DLH differentiators ePRAT® and DLH SPOT-m®. We continue to focus on internal measures to control costs and improve our gross margin.

General and Administrative Expenses

General and administrative (“G&A”) expenses primarily relate to functions such as operations overhead, corporate management, legal, finance, accounting, contracts administration, human resources, management information systems, and business development. For the three months ended March 31, 2016, G&A expenses were approximately $2.5 million, an increase of approximately $0.3 million or 14.4% over the prior year quarter. As a percentage of revenue, G&A expenses were approximately 14.8%, an increase of approximately 1.0% over the prior year quarter. The increase in expenses was due principally to additional program and operational resources to manage and grow our business volume, and increased business development resources to pursue and capture new business opportunities.

Income from Operations

Income from operations three months ended March 31, 2016 was approximately $0.7 million, an increase of approximately $0.2 million or 33.8% over the prior year quarter. The improvement is due to increased gross margin of approximately $0.5 million, partially offset by $0.3 million expenses as described in the preceding paragraphs.

Other Expense, net

Other expense, net, for the current fiscal year includes non-operational expenses related to the acquisition of Danya International that closed on May 3, 2016. Prior year other expense, net, included interest expense and a one-time charge related to settlement of the retroactive payment claim in March 2015. For the three months ended March 31, 2016, other expense, net, was approximately $(0.1) million, a reduction of approximately $0.5 million over the prior year period which included the retroactive payment claim settlement.

Income (Loss) before Income Taxes

For the three months ended March 31, 2016, income before taxes was approximately $0.6 million, attributable to $0.7 million income from operations, partially offset by $(0.1) million other expense as described in the preceding paragraph. This represents an improvement of approximately $0.7 million over the prior year quarter, which was impacted by the March 2015 settlement of the retroactive payment claim.

Income Tax Expense

For the three months ended March 31, 2016, DLH recorded a $0.2 million provision for taxes on net income, compared to a tax (benefit) of $(0.1) million in the prior year quarter, resulting in increased tax expense of approximately $0.3 million in the current year quarter.

Net Income

Net income for the three months ended March 31, 2016 was approximately $0.3 million, or $0.04 per basic share and $0.03 per diluted share, compared to net loss of $(0.1) million, or $(0.01) per basic and diluted share, in the prior year quarter. Net income improvement of approximately $0.4 million, or $0.05 per basic share and $0.04 per diluted share, was due principally to $0.2 million increased income from operations, a $0.5 million reduction in non-operational other expense, partially offset by a $0.3 million increase in provision for taxes.

Results of Operations for the six months ended March 31, 2016

Revenues

Revenue for the six months ended March 31, 2016 was $33.5 million, an increase of $1.9 million or 6.1% over prior year period. The increase in revenue is due primarily to expansion on existing contracts vehicles resulting from program management and customer satisfaction with our services.

Gross Margin

Gross margin for the six months ended March 31, 2016 was approximately 6.1 million, an increase of $0.9 million, or 16.7%, over prior year period. As a percentage of revenue, our gross margin rate of 18.3% increased by 1.6% over the prior year six-month period. Favorable gross margin results are due principally to increased contribution from more complex contracts, and effective assignment of staff to deliver strong contract performance, with emphasis on improving productivity through application of our DLH differentiators ePRAT® and DLH SPOT-m®. We continue to focus on internal measures to control costs and improve our gross margin.

General and Administrative Expenses

General and administrative (“G&A”) expenses primarily relate to functions such as operations overhead, corporate management, legal, finance, accounting, contracts administration, human resources, management information systems, and business development. G&A expenses for the six months ended March 31, 2016 were approximately 5.0 million, an increase of $0.6 million over prior year period. As a percent of revenue, G&A expenses were 15.0%, an increase of approximately 0.9% over prior year period. The increase in expenses was due principally to additional program and operational resources to manage and grow our business volume, and increased business development resources to pursue and capture new business opportunities.

Income from Operations

Income from operations for the six months ended March 31, 2016 was approximately $1.1 million, an increase of approximately $0.3 million over the prior year period due to improved gross margin of $0.9 million, partially offset by $0.6 million increased G&A expenses as described above.

Other Income (Expense), net

Other expense, net, for the current year six-months period includes non-operational advisory services, financial analysis, and legal support related to the acquisition of Danya International that closed on May 3, 2016. Prior year other expense, net, included interest expense and a one-time charge related to settlement of the retroactive payment claim in March 2015. For the six months ended March 31, 2016, other expense, net, was approximately $(0.7) million, nearly even with the prior year period which included settlement of the retroactive payment claim.

Income before Income Taxes

For the six months ended March 31, 2016, income before taxes was approximately $0.4 million, an improvement of approximately $0.3 million over the prior year period attributable to increased income from operations.

Income Tax Expense

For the six months ended March 31, 2016, DLH recorded a $0.1 million provision for tax expense, an increase of approximately $0.1 million over the prior year period due to achieving higher pretax income.

Net Income

Net income for the six months ended March 31, 2016 was approximately $0.2 million, or $0.02 per basic share and diluted share, compared to prior year period net income of $0.1 million, or $0.01 per basic and diluted share. The improvement of approximately $0.2 million, or $0.01 per basic and diluted share, was due principally to $0.3 million increased income from operations, partially offset by an increased tax provision of $0.1 million on higher income.

Non-GAAP Financial Measures

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) for the three months ended March 31, 2016 was approximately $0.7 million, an improvement of approximately $0.1 million, or 19.2% over the prior year three-month period. Growth is attributable to increased revenue and gross margin as previously described. Diluted earnings per share on adjusted EBITDA was $0.07 per share compared to $0.06 per share in the prior year three-month period.

Adjusted EBITDA for the six months ended March 31, 2016 was approximately $1.5 million, an improvement of approximately $0.3 million, or 25.3% over the prior year period. This increase is due principally to increased revenue and gross margin as described in the preceding paragraphs. Diluted earnings per share on adjusted EBITDA was $0.14 per share compared to $0.12 per share in the prior year six-month period.

We use Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) and “Fully-diluted EPS on adjusted EBITDA” as supplemental non-GAAP measures of our performance. We define Adjusted EBITDA as net income/(loss) adjusted to exclude (i) interest and other expenses, including acquisition expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses — equity grants. We compute EPS on adjusted EBITDA using fully diluted shares outstanding as computed for GAAP.

We exclude the following items in deriving Adjusted EBITDA:

•
Acquisition expenses are excluded in the current year period. Settlement of the retroactive payment claim, which is non-recurring, is excluded from the prior year period. These expenditures do not relate to the ongoing operation of the existing business base, and they tend to vary significantly based on the timing of proposed transactions. We believe that segregating and excluding these expenses allow for improved comparability of results from period to period.

•	Equity compensation is excluded because it is non-cash in nature. We believe that excluding this expense allows for improved comparability of results from period to period.

These non-GAAP measures of our performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing these non-GAAP measures as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations.

Reconciliation of GAAP net income and EPS to adjusted EBITDA and EPS on adjusted EBITDA:

	Three Months Ended			Six Months Ended
	March 31,			March 31,
($ in thousands, except per share amounts)	2016	2015	Change	2016	2015	Change
Net income (loss)	$337	$(82)	$419	$221	$52	$169
(i) Interest and other (income) expense (net):
(i)(a) Interest and other expense	—	651	(651)	—	687	(687)
(i)(b) Acquisition expenses	127	—	127	702	—	702
(ii) Provision (benefit) for taxes	225	(54)	279	148	35	113
(iii) Depreciation and amortization	22	18	4	42	41	1
(iv) G&A expenses - equity grants	10	72	(62)	342	346	(4)
Adjusted EBITDA	$721	$605	$116	$1,455	$1,161	$294

Weighted-average outstanding shares fully diluted	10,666	9,588	1,078	10,540	10,007	533

Fully diluted EPS on GAAP net income	$0.03	$(0.01)	$0.04	$0.02	$0.01	$0.01
Adjustments to derive adjusted EBITDA EPS:
(i) Interest and other expense, net:
(i)(a) Interest and other expense	—	0.07	(0.07)	—	0.07	(0.07)
(i)(b) Acquisition expenses	0.01	—	0.01	0.07	—	0.07
(ii) Provision for income taxes	0.02	(0.01)	0.03	0.01	—	0.01
(iii) Depreciation and amortization	—	—	—	—	—	—
(iv) G&A expenses — equity grants	—	0.01	(0.01)	0.03	0.04	(0.01)
Diluted EPS on Adjusted EBITDA	$0.07	$0.06	$0.01	$0.14	$0.12	$0.02
Totals may not add due to rounding

Conference Call and Webcast Details

DLH management will discuss second quarter results in a conference call beginning at 11:00 AM Eastern Time on Wednesday, May 18, 2016. Interested parties may listen to the conference call by dialing (844) 244-5605 and providing the operator with the conference ID 8382837. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing (855) 859-2056 and entering the conference ID 8382837.

About DLH

DLH Holdings Corp. (Nasdaq: DLHC) serves clients throughout the United States as a technical services provider to the Federal government in health and logistics. Headquartered in Atlanta, GA the company was named as a Top 100 Public Company by Georgia Trend, and is a member of the National Defense Industrial Association. DLH has over 1,250 employees working in 30 states throughout the country. For more information, visit the corporate web site at www.dlhcorp.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer
Kathryn M. JohnBull, Chief Financial Officer
DLH
3565 Piedmont Road, NE
Atlanta, GA 30305
866-952-1647
Email: investorrelations@dlhcorp.com

TABLES TO FOLLOW

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Revenue	$16,934	$15,893	$33,493	$31,575
Direct expenses	13,710	13,163	27,352	26,312
Gross margin	3,224	2,730	6,141	5,263
General and administrative expenses	2,513	2,197	5,028	4,448
Depreciation and amortization	22	18	42	41
Income from operations	689	515	1,071	774
Total other income (expense), net	(127)	(651)	(702)	(687)
Income (loss) before income taxes	562	(136)	369	87
Income tax expense(benefit)	225	(54)	148	35
Net income (loss)	$337	$(82)	$221	$52

Net income (loss) per share - basic	$0.04	$(0.01)	$0.02	$0.01
Net income (loss) per share - diluted	$0.03	$(0.01)	$0.02	$0.01

Weighted average common shares outstanding
Basic	9,717	9,588	9,642	9,595
Diluted	10,666	9,588	10,540	10,007

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	(unaudited)
	March 31, 2016	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$6,934	$5,558
Accounts receivable, net	3,354	3,286
Deferred taxes, net	982	982
Other current assets	484	429
Total current assets	11,754	10,255
Equipment and Improvements	329	336
Deferred taxes, net	9,286	9,325
Goodwill	8,595	8,595
Other long-term assets	66	113
Total assets	$30,030	$28,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payroll	$2,617	$2,795
Accounts payable, accrued expenses, and other current liabilities	3,813	2,851
Total current liabilities	6,430	5,646
Other long term liabilities	168	109
Total liabilities	6,598	5,755
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,000 shares; issued and outstanding 9,717 at March 31, 2016 and 9,551 at September 30, 2015	10	10
Additional paid-in capital	76,717	76,375
Accumulated deficit	(53,295)	(53,516)
Total shareholders’ equity	23,432	22,869
Total liabilities and shareholders' equity	$30,030	$28,624